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                                                                    EXHIBIT 21.1

   Subsidiaries of PMC-Sierra, Inc., a Delaware corporation. Each subsidiary does business under its official name and under the name "PMC-Sierra".

                                    Jurisdiction of
     Name of entity                 Incorporation
     --------------                 ----------------
     PMC-Sierra LTD.                British Columbia
     PMC-Sierra, Inc. (Portland)    Delaware
     PMC-Sierra Maryland, Inc.      Delaware
     PMC-Sierra International Inc.  Barbados
     PMC-Sierra, Inc. (U.S.)        Washington
     PMC-Sierra Europe Ltd.         United Kingdom
     Abrizio Software Corporation   California
     Toucan Technology Limited      Ireland
     AANetcom Inc.                  Delaware
     Extreme Packet Devices, Inc.   British Columbia
     Malleable Technologies, Inc.   Delaware